Agreement for the Sale of the Assets of
                             American Paints, Inc.

THIS AGREEMENT MADE THIS 20th day of November, 1998, by and between American Paints, Inc., hereinafter referred to as "Seller," and Thermacell Technologies, Inc., a corporation incorporated under and existing by virtue of the laws of the State of Florida having its principal place of business in Sarasota, Florida, hereinafter referred to as "Buyer."

WHEREAS, the Seller owns the assets of American Paints, Inc., hereinafter referred to as the "Company," and

WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of the assets of the Company owned by the Seller on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained herein be it agreed;

First: Representations and Warranties of the Seller-The Seller represents and warrants to the Buyer as follows:

(a) The Company is a corporation duly organized, existing and in good standing under the law of the State of Florida.

(b) The Company has no subsidiaries of other affiliated corporations.

(c) All of the issued and outstanding capital stock of the Company has been validly issued and is fully paid and nonassessable; there are no outstanding options, warrants, or rights to purchase any of its capital stock or assets; the Company has not in any manner altered or amended its charter or articles of incorporation since it filed its original Certificate of Incorporation.

(d) The Seller represents and warrants that he is the sole and absolute owner of the assets attached hereto as Composite Exhibit "A"; such assets are free and clear of any liens, encumbrances or restrictions on sale and has complete power, right and authority to sell the same.

(e) The Seller has furnished to the buyer financial statements consisting of the balance sheet of the Company as of October 31, 1998 and the statement of income for the twelve months then ended, and the balance sheet and profit and loss statement as of October 31, 1998, copies of which financial statements are attached hereto as part of Composite Exhibit "A." Such financial statements are correct and complete and present fairly the financial position of the Company. The Company has also furnished to Buyer income tax (state and federal and franchise tax returns for the last two years and Seller represents that they are true and correct. Since the time period covered as reflected by Composite Exhibit "A", there has not been any material adverse change in the than changes in the normal and usual course of its business. All tax returns and reports of the Company required by any governmental agency or the laws of Florida and any other jurisdiction in which the Company is qualified have been duly filed and all taxes assessments upon or measured by any of the properties, franchises, income or recipients of the company have been audited by taxing officials as set forth in Exhibit "B" and no deficiencies have been proposed as a result of such audit which have not been paid.

(f) Exhibit "C" hereto attached contains a listing and description of all leases under which the Company is presently either lessor or lessee, including, as part of such description, term, expiration date, rental, and renewal or purchase privilege. The Company represents that they are in full force and effect and that no default, or breach, has occurred which would make said agreement unenforceable. All leases are to be prorated based on the date of closing.

(g) There are no actions, suits or proceedings pending or to the knowledge of the Seller or the Company, threatened against or affecting the Company or any of its properties at law or in equity or before or be any federal, state municipal or other governmental department, commission, board, bureau, agency or instrumentality which involve the possibility of any judgement, liability or order which may result in any material adverse change in the business, operations, properties, assets or liabilities of the Company, and the Company is not, to the knowledge of the Seller or the Company, in default in respect of any order, injunction or decree of any court or any government instrumentality. Notwithstanding the foregoing, there is a lawsuit pending with Finvest which Seller shall continue to take full responsibility for in terms of litigating said costs, any judgments and/or awards and all costs and fees associated therewith.

(h) The Company owns outright and absolutely all properties and assets reflected on its books at the date hereof as being owned by it, including assets in the ordinary course of business, and other than is disclosed in Exhibit "D" hereto, subject to no liens, mortgages or encumbrances of any kind except as noted in Exhibits "A" and "D."

(i) Except as set forth in Exhibit "E" attached hereto, the Company is not a party to any written or oral contract which would affect the assets of the Company.

(k) All notes and accounts receivables of the Company are valid and enforceable against a maker or debtor, as the case may be, for the original principal amount or unpaid balance and for an aggregate amount at least equal to the amount of such notes and accounts receivable shown in Exhibit "A" and provide for any losses which may be sustained in realization of the receivables. To the knowledge of the Seller and of the Company, no maker of any such note and no debtor owing any such account is insolvent or unable to pay the amount owing to the Company.

(l) The Company has not since the date of Exhibit "A" attached hereto (i) issued or agreed to issue any stock, bonds or other securities, including securities convertible into stock, except the capital stock issued and now owned by the seller; (ii) declared or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock; (iii) mortgaged, pledged or subjected to lien, charge or any other encumbrance, any of its assets; (iv) suffered any damage or loss, whether or not covered by insurance, materially affecting its property or business; (v) sold or transferred any of its assets except in the ordinary and usual course of its business as conducted during calendar year 1998, (vi) paid or agreed to pay to any officer, employee or other person any extraordinary compensation or bonus, or increased the salary or other compensation of any officer; or (vii) incurred any material obligations or liabilities, absolute or contingent, except current liabilities incurred, and obligations under contracts entered into, in the ordinary and usual course of business.

(m) There are no provisions in the Certificate of Incorporation or Bylaws of the Company, or any agreements to which the Company or the Seller is a party, which prohibit, limit, or otherwise affect the right, power and authority of the Seller to execute this agreement or to consummate the transactions contemplated thereby.

(n) As of the execution of this agreement, the Seller and the Company will give of cause to be given to the Buyer and to its properties owned by the Company and to the books, records, contracts and the documents of the Company, and they will furnish or cause to be furnished to the Buyer all information with respect to the business affairs and property of the Company as the Buyer may from time to time reasonably request and as maybe related to the terms of the Agreement.

(o) Except as otherwise provided herein, the Company will carry on its business in substantially the same manner as heretofore, cause its properties to be maintained and kept in good condition, repair and working order, keep in force and effect each and every lease, agreement and insurance comparable in amount and scope to coverage now maintained by it, and use its best efforts to maintain and preserve its business organizations intact, which has been approved by the Buyer in its "as is" condition.

(p) The warranties and representations of each of the parties to this agreement and the indemnity provisions hereof shall survive the date hereof, and the consummation of the transactions contemplated herein, notwithstanding any investigation or examination made for on behalf of the parties hereto or the acceptance by the Buyer of any certificate or opinion furnished in connection with this transactions. The Seller shall indemnify and hold harmless the Buyer against any loss, damage or expense, including, but not limited to, legal and other fees, for taxes, interest, assessments and penalties thereon of any kind or nature, for any period prior to the date of this agreement, and any retroactive insurance premiums incurred or sustained by the Buyer, or any loss, damage or expense as a result of or attributable to any misrepresentation or breach of warranty by the Seller and against any such loss, damage or expense which would not have been incurred or sustained by the Buyer if such representations and warranties had been true and correct.

Second: Representations and Warranties of the Buyer-The Buyer represents and warrants to the Seller as Follows:

(a) The Buyer is a corporation duly
organized, existing and in good standing under the laws of the State of Florida and is duly authorized to own the properties and conduct the business now owned and conducted by it.

(b) As of the date hereof, the Buyer's authorized capital stock consists of shares of no par value common stock. All of such issues shares have been validly issued and are fully paid and nonassessable.

(c) As of the date hereof the Buyer has and shall have the Corporate power to enter into and perform all of its obligations under this agreement and within thirty (30) days from the date hereof the board of directors of the Buyer shall ratify and approve the execution and delivery of this agreement by the Buyer.

(d) The Buyer has sufficient funds to carry out this transaction.

Third: Purchase of Assets and Liabilities. All assets and liabilities set forth in Composite Exhibit "A" herein are hereby conveyed from Seller to Buyer by the execution of this agreement. The Buyer shall pay the Seller a total of 572,000 shares of Buyer's common stock which shall be freely trading as follows:

     a) On or before December 1, 1998 200,000 shares
     b) On or before May 31, 1999 300,000 shares
     c) On or before November 30, 1999 72,000 shares

The shares referenced in paragraph (a) have an assumes value of $262,500; the shares referenced in paragraph (b) have an assumed value of $525,000; and the shares referenced in paragraph (c) have an assumed value of $213,500. If any of the net proceeds received by the seller for the sales of any of the stock referenced herein falls below the assumed value assigned then the Buyer shall pay the Seller that sum of money necessary to make sure the Seller has at least received the assumed value assigned to each block of stock. The aforementioned equalization of value shall be calculated on May 31, 1999 for the stock in paragraphs (a); November 30, 1999 for the stock in paragraph (b) and May 31, 2000 for the stock in paragraph (c). All stock certificates will be issued at closing with the respective time legends issued thereon and in the name of Philadelphia Financial Inc.

         In the event the Seller does not receive the monies referenced herein the Seller shall have the right to request the Buyer to pay any deficiency in monies anticipated to be received with the provision of thirty days notice by the Seller to the Buyer. If the Buyer fails to pay within the thirty day notice period then the Seller shall have the right to pursue any and all legal remedies available under the laws of the state of Florida and the prevailing party in such an action shall be entitled to recover its reasonable attorneys fees.

Fourth: Seller and its officers, directors and shareholders agree not to be in competition with the Buyer in the industry the buyer is presently involved in as of the date of this agreement or work for a competitor of the Buyer for a period of two years from the date of this agreement in the state of Florida.

Fifth: Conditions for Consummation of this Agreement-

(a) All representations and warranties of the Buyer and Seller contained in this agreement shall have been true in all material respects on the date thereof.

(b) During the period from the date of the balance sheets attached hereto as Exhibit "A" to this date, there shall not have been any material adverse change in or to the business or any of the rights or assets and properties, or any material adverse change in the conditions, financial or otherwise, of the Company. (

c) The Buyer shall execute those documents necessary to have the Seller removed from any personal liability for the trade account it maintains with Benjamin Moore paint company.

(d) The Seller shall have furnished to the Buyer as of this date, a letter from the accountants for the Company stating that nothing has come to their attention which would indicate that there had been any material adverse change in the financial position or results of operations of the Company in the period of calendar year 1998.

(e) All legal matters in connection with this agreement and all transactions contemplated hereunder shall have been approved by counsel for the Buyer at the time of execution.

(f) At the time of closing, the Buyer shall pay off the Seller's loan from Nationsbank/Barnett in the approximate amount of twenty thousand dollars or take action to remove Seller's personal responsibility off said loan and Seller shall also assume responsibility for the Nationsbank/Barnett loan in the amount of approximately thirteen thousand dollars for the Mitsubishi truck. An indemnification shall be prepared and executed by Buyer at the time of the closing.
         (g) Delivery of all the books and records and of the Company or copies of the same to the Buyer regarding the assets and liabilities of the Company.

Sixth: Miscellaneous--
     (a) The Buyer and Seller represent that no broker has been involved in this transaction.
     (b) The Seller and the Buyer, at any time after the date of this agreement and from time to time upon request of the other party, will execute and deliver such further instruments of conveyance, assignment and transfer, and take such other action as such other party may reasonably request in order to effectuate the purposes of this agreement.
     (c) This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representative, successors, heirs and assigns.
     (d) Any notice or communication required hereunder shall be sufficiently given if delivered or mailed by certified mail, postage prepaid, to the Seller or to the Buyer at the addresses included herein.
     (e) (Intentionally Blank)
     (f) This agreement binds and constitutes the entire understanding between the parties with respect to the sale and purchase provided herein and all prior agreements, understandings, representations and statements, oral or written, are merged into this agreement. No provision hereof may be waived, modified, amended, discharged or terminated, except by instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge, or termination is sought and then only to the extent set forth in such instrument.
     (g) Section titles or headings in this agreement are inserted for convenience and reference only and in no way define, describe or limit the scope of the intent of this agreement or any provision hereof.
     (h) Each and every provision of this agreement shall be carried out by the party so charged in a manner deemed duly diligent, expeditious and in good faith. Whenever the consent of a party is required under this agreement, the same may not be unreasonably withheld.

     (i) This instrument, executed via original or facsimile signature, as of the date first written above, is a Florida contract, and any disputes thereunder shall be resolved by the laws of the State of Florida, in the Circuit Court, Palm Beach County,

It is to take effect as a sealed instrument and sets forth the entire contract between the parties. It is binding upon and inures to the benefit of the parties hereto and their representatives, heirs, devisees, executors, administrators, successors, and assigns and may be modified, amended or terminated only by a written instrument executed by both the Seller and the Buyer.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.


                                                 /S/ THOMAS SULLIVAN
                                                 ----------------------------
                                                 SELLER
                                                 AMERICAN PAINTS, INC.
                                                 THOMAS SULLIVAN, PRESIDENT





                                                 /S/ JOHN PIDORENKO
                                                 ----------------------------
                                                 BUYER
                                                 THERMACELL TECHNOLOGIES, INC.
                                                 JOHN PIDORENKO, PRESIDENT

                              American Paints, Inc.
                             1800 N. Powerline Road
                            Pompano Beach, Fl 33069
                                October 31, 1998


                                 BALANCE SHEET

ACCT DESCRIPTION

                        ASSETS

CURRENT ASSETS

106   Accounts Receivable                                  $392,801.19
120   Sales Tax Deposit                                       6,184.92
131   Inventory - American paints                           100,000.00
132   Inventory - Associated Products                        30,000.00
134   Inventory - Martin Senour                              20,000.00
135   Inventory - Pittsburg Paints                           29,377.00
136   Inventory - Equipment Parts                             8,000.00
138   Inventory - Equipment Sales                             1,000.00
140   Inventory - Wooster                                     6,500.00
141   Inventory - Painter's Wear                              1,300,00
144   Inventory - Richard's                                  12,200.00
145   Inventory - Benjamin Moore                             45,000.00
146   American Paints Raw Material                           50,000.00
                                                           -----------
        TOTAL CURRENT ASSETS                                                 $702,663.24

FIXED ASSETS
        TOTAL FIXED ASSETS (from list dated 8/14/98)                         $230,000.00
OTHER ASSETS
183     Security Deposits                                       240.00
                                                           -----------
        TOTAL OTHER ASSETS                                                        240.00
                                                                             -----------
TOTAL ASSETS                                                                 $932,903.24
                                                                             ===========


                        LIABILITIES

CURRENT LIABILITIES

205   Accounts Payable                                     $163,271.00
206   Accounts payable - Martin Senour                       54,617.00
207   Accounts Payable - Associated Products                      0.00
208   Accounts Payable - Pittsburg Paints                    21,692.29
210   Accounts Payable - Richard's                           15,158.56
211   Accounts Payable - B. Moore                            40,455.44
232   Accounts Payroll Tax - Federal                               .12
235   Accounts Unemployment Tax                                  77.15
236   Accrued Sales Tax                                       6,739.51
                                                         -------------
        TOTAL CURRENT LIABILITIES                                            $302,011.07








                        LIABILITIES & EQUITY

LONG TERM LIABILITIES

262     Note Payable - Barnett Bank                          13,377.19
265     Note Payable - Barnett Bank                          19,500.00
                                                         -------------
        TOTAL LONG TERM LIABILITIES                                           $32,877.19
                                                                             -----------
        TOTAL LIABILITIES                                                    $334,888.26
                                                                             ===========
